Exhibit 99.1

First Choice Bancorp Announces

Second Quarter of 2020 Financial Results

Current Quarter Highlights

●	Net income of $5.7 million, up 26.0% over Q1’20
●	Diluted earnings per common share of $0.49, up 25.6% over Q1’20
●	Net interest margin of 4.12% and cost of funds of 0.34%
●	Return on average assets and average equity of 1.09% and 8.59%
●	Provision for loan losses of $2.1 million including approximately $1.4 million related to the impact of COVID-19
●	Provision for unfunded loan commitments of $300 thousand
●	Total loans held for investment increased $393.6 million, including $389.2 million, net of unearned fees, of Paycheck Protection Program (“PPP”) loans, up 27.4% over Q1’20
●	Noninterest-bearing demand deposits grew $162.0 million, up 25.8% over Q1’20 and represent 49.2% of total deposits
●	Community bank leverage ratio (preliminary) of 10.31% at June 30, 2020
●	Quarterly cash dividend of $0.25 per share

COVID-19 Updates

●	Loans granted a 90-day principal and/or interest deferment totaled $626 million at June 30, 2020. As of July 16, 2020, four loans totaling $11 million have been granted an additional deferment, and 63% of the total loan balance have resumed scheduled payments or paid off, with the remainder expected to resume payments as scheduled.
●	COVID-19 related loan deferrals continue to accrue interest and are not reported as TDRs under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”)
●	Total number and outstanding principal before unearned fees of PPP loans were 1,886 and $400.7 million with an average loan size of $212 thousand, weighted average fee of 3.16% and loan yield of 2.64%
●	No PPP loans were forgiven as of June 30, 2020 pending the issuance of regulatory guidelines
●	New deposit accounts related to PPP loans totaled $82.9 million at June 30, 2020
●	Approved as an “Eligible Lender” to participate in the Main Street Lending Program

Cerritos, CA, July 21, 2020 – First Choice Bancorp (NASDAQ: FCBP) (“us,” “we,” “our,” or the “Company”), the holding company of First Choice Bank (the “Bank”), today reported net income of $5.7 million for the second quarter of 2020, or $0.49 per diluted share, compared to net income of $4.5 million, or $0.39 per diluted share, for the first quarter of 2020. Pre-tax pre-provision income was $10.3 million for the second quarter of 2020, an increase of $1.2 million, compared to the pre-tax pre-provision income of $9.1 million for the first quarter of 2020. Financial results for the second quarter of 2020 include a provision for loan losses and unfunded loan commitments of $2.4 million, or $0.15 per diluted share, compared to $2.7 million, or $0.16 per diluted share in the first quarter of 2020.

“During the COVID-19 crisis, our Board and team members have worked tirelessly to be a source of strength to our customers,” said Peter Hui, Chairman of the Board. “We are fortunate to have a strong base of clients with the capital and liquidity to be able to support their businesses as they weather this crisis. Through the efforts of our team, we have provided our clients with additional liquidity through the Paycheck Protection Program and we are now an approved lenders in the Main Street Lending Program. The Company has maintained strong earnings for our shareholders, which has allowed us to continue our quarterly dividend of $0.25 per share.”

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“We had a highly productive quarter that resulted in strong balance sheet growth and the successful resolution of some lingering problem credits that reduced our non-performing assets,” said Robert M. Franko, President and CEO. “In terms of asset quality, we are encouraged by the trends we are seeing. Our Small Business Administration (SBA) borrowers are receiving tremendous relief thanks to the SBA’s 6-month deferred payment program. In addition, we provided COVID-19-related deferments for about a third of the loans in our portfolio, and a number of those clients have returned to regular payment programs. Through our PPP efforts, we added a significant number of new client relationships that contributed to the strong inflows we saw in core deposits during the quarter. We have a healthy pipeline of new business development opportunities that we will continue to service through the PPP program and our traditional lending activities. We are optimistic about being an approved lender in the Main Street Lending Program and hope to provide much needed liquidity to those that need it. While the ongoing pandemic continues to create uncertainty, we believe we are well positioned to continue delivering solid financial results in the second half of the year. On a final note, I am particularly proud of all of our team members, many working from home, who have continued to carry out our commitment to being First in Speed, Service and Solutions.”

STATEMENT OF INCOME

Net Interest Income

Net interest income for the second quarter of 2020 totaled $20.3 million, an increase of $1.1 million from the first quarter of 2020 due to slightly higher interest income of $100 thousand, coupled with lower interest expense of $1.0 million. The increase in net interest income was due primarily to interest income and fees recognized for PPP loans and reductions in the costs of interest-bearing deposits and borrowings. The decrease in loan yields and cost of funds for the second quarter of 2020 reflected the full quarter impact of the 150 basis point reduction in the target Federal Funds rate at the end of March 2020. Average loans increased by $333.5 million, of which $287.3 million was from PPP loans, net of earned fees, funded in the second quarter of 2020. PPP loans carry a fixed rate of 1.0% with a two-year contractual maturity, and the weighted average rate for the processing fee is 3.16%. These loans contributed $1.9 million to interest income for the second quarter of 2020. The decrease in interest expense for the second quarter of 2020 was due primarily to lower market interest rates and the Company’s proactive strategy to lower the cost of interest-bearing customer deposits, replace high rate brokered deposits and take advantage of the lower cost of borrowings and wholesale funding facilities. Interest expense on interest-bearing deposits decreased $930 thousand, coupled with a decrease of $101 thousand on total borrowings. Interest expense on the PPP Liquidity Facility (“PPPLF”) was $112 thousand for the second quarter of 2020.

Net Interest Margin

Net interest margin for the second quarter of 2020 decreased 66 basis points to 4.12% from 4.78% for the first quarter of 2020. The decrease in the net interest margin was due primarily to a 101 basis point decrease in loan yields (including fees and discounts), partially offset by a change in the interest-earning asset mix, and a 38 basis point decrease in funding costs. The decrease in the interest-earning assets yield and loan yield were driven by the lower market interest rates and the lower-yielding PPP loans. The yield on loans decreased to 4.94% for the second quarter of 2020, compared to 5.95% for the first quarter of 2020. The weighted average loan yield for PPP loans was 2.64%, which lowered the total loan yield by 46 basis points for the second quarter of 2020.

The cost of funds decreased to 0.34% for the second quarter of 2020, compared to 0.72% for the first quarter of 2020, due primarily to lower market interest rates and a change in the funding mix with a higher percentage of average noninterest-bearing demand deposits, and a higher percentage of average total borrowings. Average borrowings increased $53.3 million to $145.4 million, coupled with an increase of $128.0 million from the PPPLF with an average rate of 0.35% to support the PPP loans funded. The average cost of borrowings decreased 110 basis points to 0.54% for the second quarter of 2020, compared to 1.64% for the first quarter of 2020. Average senior secured notes decreased $1.3 million to $6.8 million and the average cost of such borrowings decreased 117 basis points to 3.39%. Average noninterest-bearing demand deposits increased $151.4 million to $783.3 million and represented 50.7% of total average deposits for the second quarter of 2020, compared to $631.8 million, or 47.0% of total average deposits, for the first quarter of 2020. The increase in average noninterest-bearing demand deposits was primarily due to new accounts opened for PPP loans with an average balance of $116 million for the second quarter of 2020. The total cost of deposits decreased 32 basis points to 0.31% for the second quarter of 2020, compared to 0.63% for the first quarter of 2020. The discount accretion from loans acquired in a business combination of $421 thousand contributed 9 basis points to the net interest margin in the second quarter of 2020 compared to $624 thousand and 16 basis points in the first quarter of 2020.

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Provision for Loan Losses

The provision for loan losses for the second quarter of 2020 decreased $600 thousand to $2.1 million, compared to $2.7 million for the first quarter of 2020. Approximately $1.4 million of the second quarter provision was driven by an increase in qualitative factors relating to the COVID-19 pandemic and macro-economic conditions including a reserve of $138 thousand for accrued interest receivable related to loans on deferment. While the economy gradually reopened during the second quarter of 2020, the Governor of California has since implemented further restrictions and the timing of an economic recovery remains uncertain. The assumptions underlying the COVID-19 related qualitative factors included (a) uncertain and volatile macro-economic conditions caused by the pandemic; (b) the high unemployment rate; and (c) the loan deferment program. No provision for loan losses on PPP loans was recognized in the second quarter of 2020 as the SBA guarantees 100% of loans funded under the program.

Noninterest Income

Noninterest income for the second quarter of 2020 was $1.1 million, a decrease of $360 thousand from $1.4 million for the first quarter of 2020 due primarily to lower gains on loan sales of $377 thousand and lower net servicing fees of $233 thousand, partially offset by higher other income of $358 thousand. There were no loans sold during the second quarter of 2020, compared to $3.4 million in loans sold and a gain on sale of $377 thousand in the first quarter of 2020. The $233 thousand decrease in net servicing fees was due primarily to higher amortization from early loan pay-offs which totaled $277 thousand for the second quarter of 2020 compared to $69 thousand for the first quarter of 2020. Gains, included in other income, on transfer of loan collateral to foreclosed assets of $153 thousand were recognized for the second quarter of 2020. There was no similar income in the first quarter of 2020. Other income for the second quarter of 2020 also included a Bank Enterprise Award of $233 thousand from the U.S.Treasury’s Community Development Financial Institutions Fund to recognize the Bank for providing small business loans or commercial real estate development loans to businesses located in distressed communities. There was no similar income in the first quarter of 2020.

Noninterest Expense

Noninterest expense decreased $419 thousand to $11.1 million for the second quarter of 2020 from $11.5 million for the first quarter of 2020. This decrease was due primarily to lower salaries and employee benefit expenses, lower loan related expenses and lower customer service related expenses, offset partially by higher data processing, FDIC assessment fees and other expenses.

The $844 thousand decrease in salaries and employee benefits was due to lower incentive accruals resulting from a decrease in organic loan production in the second quarter of 2020 and lower payroll taxes and employee benefits resulting from a seasonally higher first quarter. The $49 thousand decrease in loan related expenses was due primarily to a recovery of expenses in the second quarter of 2020. The $44 thousand decrease in customer service related expenses was due primarily to lower average demand deposits for certain deposit accounts during the second quarter of 2020.

The $137 thousand increase in FDIC assessment fees was due to Small Bank Assessment Credits received in the first quarter of 2020 for which there are no further credits. The increase in other expenses related primarily to a $300 thousand increase in the provision for unfunded loan commitments resulting from an increase in unfunded loan commitments and historical loss rates.

The efficiency ratio remained favorable at 52.0% in the second quarter of 2020, compared to 56.0% in the first quarter of 2020. The lower efficiency ratio in the second quarter of 2020 was driven by higher revenue including the benefits of the PPP loan volume.

Income Taxes

Income tax expense was $2.4 million for the second quarter of 2020 compared to $1.8 million for the first quarter of 2020. The effective tax rate was 29.8% for the second quarter of 2020 and 28.6% for the first quarter of 2020. The effective tax rate for the full year of 2020 is expected to be in the range of 29% to 30%.

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STATEMENT OF FINANCIAL CONDITION

Loan Portfolio

Total loans held for investment increased $393.6 million in the second quarter of 2020, or 27.4%, to $1.83 billion at June 30, 2020 primarily due to the Company’s participation in the PPP loan program and an increase in commercial real estate loans, partially offset by a decrease in commercial and industrial loans, residential loans and construction and land loans.

PPP loans, net of unearned fees of $11.5 million, totaled $389.2 million at June 30, 2020. The unearned fees are being accreted based on the two-year contractual maturity. The Company anticipates that the SBA may forgive a significant number of PPP loans in the third and fourth quarters of 2020, at which point the recognition of fee income will be accelerated. New loan commitments from organic growth, excluding PPP loans, totaled $94.3 million for the second quarter of 2020, compared to $188.5 million for the first quarter of 2020. The second quarter new loan commitments included $50.8 million in construction and commercial real estate loans, $23.5 million in commercial and industrial loans, $12.1 million in SBA loans held for investment and $7.9 million of SBA loans held for sale. Total unfunded loan commitments increased $11.1 million to $393.4 million at June 30, 2020 from $382.3 million at March 31, 2020 due to lower utilization and higher repayment on existing lines of credit. During the second quarter of 2020, borrower repayments on existing lines of credit totaled $44.8 million, partially offset by drawdowns and new commitments.

Loan Deferment

At June 30, 2020, the Company had 520 loans totaling $626 million with a 90-day principal and/or interest deferral for COVID-related reasons. No deferred payment loans which met the requirement under Section 4013 of the CARES Act were reported as past due loans or troubled debt restructurings (“TDRs”). The Company currently expects that the majority of these loans will resume payments in the third quarter of 2020. Total accrued interest receivable related to these loans on deferment was $10 million with an aforementioned reserve of $138 thousand at June 30, 2020. Borrowers are contractually required to resume making full payments after the deferral period ends. As of July 16, 2020, 232 loans with a net carrying value of $397 million at June 30, 2020, or 63% of total loan balance, resumed making payments or paid off, and only four loans totaling $11 million were granted an additional 90-day deferment. The remainder is expected to resume payments as scheduled.

Deposits

Total deposits increased $254.0 million from the prior quarter to $1.60 billion at June 30, 2020 due to new noninterest-bearing deposit accounts opened for PPP loans, and strong core deposit growth.

Noninterest-bearing deposits totaled $789.8 million, an increase of $162.0 million in the second quarter of 2020. Approximately $83 million of the increase was due to new deposit accounts for PPP loans at June 30, 2020. The remaining increase was due to core deposit growth. Interest-bearing nonmaturity deposits increased $95.3 million primarily due to an increase in core deposits from the FDIC Insurance Program through Demand Deposit Marketplace (“DDM”) and other financial institutions. Time deposits had a slight decrease of $3.4 million due primarily to a decrease in customer time deposits, offset by higher brokered time deposits. At June 30, 2020, brokered time deposits totaled $115.5 million, of which $78.6 million are callable in six months. Noninterest-bearing deposits were $789.8 million and represented 49.2% of total deposits at June 30, 2020, compared to $627.8 million and 46.5% of total deposits at March 31, 2020.

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Borrowing

Being an SBA-qualified PPP lender, the Company participated in the PPPLF established by the Federal Reserve. At June 30, 2020, the Company borrowed $179.1 million under the PPPLF with a fixed-rate of 0.35% and pledged PPP loans as collateral to secure the borrowings. The Company also participated in the FHLB San Francisco’s new Recovery Advance loan program for $10 million at zero percent interest at June 30, 2020 with maturity dates in November 2020 and May 2021.

Credit Quality

Nonperforming loans decreased to $8.4 million at June 30, 2020, compared to $9.1 million at March 31, 2020, and represented 0.46% and 0.64% of total loans held for investment, respectively. The decrease in nonperforming loans was due to three SBA loans that were charged-off or paid off, partially offset by an increase of one loan past due 90 days or more that was still accruing interest at June 30, 2020. There were no loans over 90 days past due that were still accruing interest at March 31, 2020. Net charge-offs for the second quarter of 2020 were $496 thousand, or 0.11% of average loans on an annualized basis, compared to $4 thousand or 0.001% of average loans on an annualized basis for the first quarter of 2020. Foreclosed assets increased to $602 thousand at June 30, 2020. There were no foreclosed assets in the first quarter of 2020. Nonperforming assets totaled $9.0 million at June 30, 2020, compared to $9.1 million at March 31, 2020, and represented 0.41% and 0.51% of total assets, respectively.

Loan delinquencies (30-89 days past due) totaled $353 thousand at June 30, 2020, compared to $2.3 million at March 31, 2020. Deferred payment loans which met the requirement under Section 4013 of the CARES Act are not considered past due or TDRs.

The allowance for loan losses, including $138 thousand for accrued interest receivable related to loans on deferment, increased 9.9% to $17.8 million and represented 0.97% of total loans held for investment and 211.8% of nonperforming loans at June 30, 2020, compared with 1.13% and 177.5% at March 31, 2020, respectively. The allowance for loan losses as a percentage of total loan held for investments without PPP loans was 1.24% at June 30, 2020. At June 30, 2020, the net carrying value of acquired loans totaled $187.3 million and included a remaining net discount of $4.8 million. The discount is available to absorb losses on the acquired loans and represented 2.6% of the net carrying value of acquired loans and 0.26% of total gross loans held for investment.

CAPITAL POSITION

Capital Ratios

The Bank opted into the Community Bank Leverage Ratio (“CBLR”) framework, beginning with the Call Report filed for the first quarter of 2020. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. The minimum CBLR was originally 9%, however, on April 23, 2020, the federal banking regulators, implementing the applicable provisions of the CARES Act, issued interim rules which modified the CBLR framework so that: (i) beginning in the second quarter 2020 and until the end of the year, a banking organization that has a leverage ratio of 8% or greater and meets certain other criteria may elect to use the CBLR framework; and (ii) community banking organizations will have until January 1, 2022, before the CBLR requirement is re-established at greater than 9%. Under the interim rules, the minimum CBLR will be 8% beginning in the second quarter and for the remainder of calendar year 2020, 8.5% for calendar year 2021, and 9% thereafter. The interim rules also maintain a two-quarter grace period for a qualifying community banking organization whose leverage ratio falls no more than 1% below the applicable community bank leverage ratio. In addition, assets originated under the PPP and covered loans pledged under the PPPLF are deducted from the average total consolidated assets for purposes of the leverage ratio calculation. However, such assets are included in total consolidated assets for purposes of determining the eligibility to elect the CBLR framework.

At June 30, 2020, the Bank’s preliminary CBLR ratio was 10.31% which exceeded all regulatory capital requirements under the CBLR framework and the Bank was considered to be ‘‘well-capitalized’’.

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Stock Repurchase Program

The Company suspended the stock repurchase program on March 17, 2020. During the second quarter of 2020, there were no repurchases of common stock, compared to 38,411 shares of common stock repurchased at an average price of $22.34 and a total cost of $858 thousand in the first quarter of 2020. The remaining number of shares authorized to be repurchased under this program was 695,489 shares at June 30, 2020. Suspending the stock repurchase program allows the Company to preserve capital and provide liquidity during the COVID-19 pandemic to meet the credit needs of the Company’s customers, as well as support small businesses and the local economies served by the Company through the Bank’s lending and other important services.

About First Choice Bancorp

First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of and the registered bank holding company for, First Choice Bank. As of June 30, 2020, First Choice Bancorp had total consolidated assets of $2.22 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small- to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans with a specialization in providing financial solutions for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through nine full-service branches and two loan production offices located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bank is a strong believer in social justice and equality and is proud of its cultural- and gender-diverse workforce. As of June 30, 2020, more than 70% of the Company’s total workforce identified as ethnic minorities and more than 65% of its workforce and more than 50% of its senior management identified as female. First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s results of operations and financial condition and to enhance investors’ overall understanding of such results of operations and financial condition, permit investors to effectively analyze financial trends of our business activities, and enhance comparability with peers across the financial services sector. These non-GAAP financial measures are not a substitute for GAAP measures and should be read in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP financial measures is included in the accompanying financial tables.

Forward-Looking Statements

In addition to historical information, certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to management’s beliefs, projections and assumptions concerning future results and events. Forward-looking statements include descriptions of management’s plans or objectives for future operations, products or services, and forecasts of the Company’s revenues, earnings or other measures of economic performance. As well, forward-looking statements may relate to future outlook and anticipated events, such as the Company’s plans and protocols with regard to managing potential impacts related to the COVID-19 virus, the Company’s strategy to help keep its workforce and local communities safe, the Company’s business continuity protocols and the potential impact on operations related to COVID-19, and the Company’s ability to successfully advance its development and expansion projects and achieve its growth objectives. These forward-looking statements involve risks and uncertainties, based on the beliefs and assumptions of management and on the information available to management at the time that this presentation was prepared and can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words or phrases such as “aim,” “can,” “may,” “could,” “predict,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “hope,” “intend,” “plan,” “potential,” ‘project,” “will likely result,” “continue,” “seek,” “shall,” “possible,” “projection,” “optimistic,” and “outlook,” and variations of these words and similar expressions or the negative version of those words or phrases.

Forward-looking statements involve substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. Many factors could cause actual results to differ materially from those contemplated by these forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ. Risks and uncertainties that could cause our financial performance to differ materially from our goals, plans, expectations and projections expressed in forward-looking statements include those set forth in our filings with the SEC, including under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 as may be supplemental and/or amended by our Quarterly Reports on Form 10-Q as filed subsequent thereto.

Contacts

First Choice Bancorp

Robert M. Franko, 562.345.9241

President & Chief Executive Officer

First Choice Bancorp

Khoi D. Dang, Esq., 562.263.8336

Executive Vice President and General Counsel

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First Choice Bancorp and Subsidiary

Financial Highlights and Selected Ratios (unaudited):

	At or for the Three Months Ended			At or for the Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(dollars in thousands, except per share amounts)
Total interest and dividend income	$21,844	$21,744	$22,219	$43,588	$44,058
Total interest expense	1,540	2,571	3,383	4,111	6,030
Net interest income	20,304	19,173	18,836	39,477	38,028
Total noninterest income	1,055	1,415	2,322	2,470	4,444
Total net interest income and noninterest income	21,359	20,588	21,158	41,947	42,472
Total noninterest expense	11,100	11,519	10,605	22,619	21,305
Pre-tax pre-provision income (1)	10,259	9,069	10,553	19,328	21,167
Provision for loan losses (2)	2,100	2,700	550	4,800	900
Income before taxes	8,159	6,369	10,003	14,528	20,267
Income taxes	2,429	1,823	3,192	4,252	6,448
NET INCOME	$5,730	$4,546	$6,811	$10,276	$13,819

Total assets	$2,223,603	$1,775,662	$1,730,433	$2,223,603	$1,730,433
Total loans held for investment	1,831,619	1,438,055	1,336,015	1,831,619	1,336,015
Noninterest-bearing deposits	789,770	627,793	547,434	789,770	547,434
Total deposits	1,604,997	1,351,040	1,255,878	1,604,997	1,255,878
Dividends declared per common share	$0.25	$0.25	$0.20	$0.50	$0.40
Net income per share-diluted	$0.49	$0.39	$0.58	$0.88	$1.17
Return on average assets	1.09%	1.06%	1.73%	1.08%	1.80%
Return on average equity	8.59%	6.90%	10.86%	7.75%	11.15%
Return on average tangible common equity (1)	12.18%	9.84%	15.89%	11.02%	16.38%
Net interest margin	4.12%	4.78%	5.14%	4.42%	5.32%
Average loan yield	4.94%	5.95%	6.42%	5.39%	6.52%
Cost of deposits	0.31%	0.63%	0.89%	0.46%	0.82%
Cost of funds	0.34%	0.72%	1.03%	0.51%	0.94%
Efficiency ratio (1)	52.0%	56.0%	50.1%	53.9%	50.2%
Noninterest-bearing deposits to total deposits	49.2%	46.5%	43.6%	49.2%	43.6%
Equity to assets ratio	12.01%	14.83%	14.69%	12.01%	14.69%
Tangible common equity to tangible asset ratio (1)	8.77%	10.87%	10.57%	8.77%	10.57%
Book value per share	$22.82	$22.58	$21.65	$22.82	$21.65
Tangible book value per share (1)	$16.09	$15.81	$14.87	$16.09	$14.87

(1)	Non-GAAP measure. See GAAP to non-GAAP Reconciliation.
(2)	Includes $138 thousand of reserves for accrued interest receivable related to loans on deferment for the three months and six months ended June 30, 2020.

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First Choice Bancorp and Subsidiary

Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2020	March 31, 2020	December 31, 2019
	(dollars in thousands, except per share amounts)
ASSETS
Cash and due from banks	$20,954	$12,915	$27,359
Interest-bearing deposits at other banks	196,875	160,662	134,442
Total cash and cash equivalents	217,829	173,577	161,801
Investment securities, available-for-sale	36,783	38,924	26,653
Investment securities, held-to-maturity	1,691	1,702	5,056
Equity securities, at fair value	2,782	2,753	2,694
Restricted stock investments, at cost	12,999	12,999	12,986
Loans held for sale	20,326	13,594	7,659
Total loans held for investment	1,831,619	1,438,055	1,374,675
Allowance for loan losses (1)	(17,822)	(16,218)	(13,522)
Total loans held for investment, net	1,813,797	1,421,837	1,361,153
Accrued interest receivable	13,809	5,670	5,451
Premises and equipment	2,551	2,109	1,542
Servicing asset	2,516	2,988	3,202
Deferred taxes	5,829	5,469	6,163
Goodwill	73,425	73,425	73,425
Core deposit intangible	5,342	5,535	5,728
Foreclosed assets, net	602	—	—
Other assets	13,322	15,080	16,811
TOTAL ASSETS	$2,223,603	$1,775,662	$1,690,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$789,770	$627,793	$626,569
Money market, interest checking and savings	620,719	525,371	514,366
Time deposits	194,508	197,876	172,758
Total deposits	1,604,997	1,351,040	1,313,693
Borrowings	150,000	140,000	90,000
Paycheck Protection Program Liquidity Facility	179,125	—	—
Senior secured debt	6,500	8,600	9,600
Accrued interest payable and other liabilities	16,032	12,715	15,226
Total liabilities	1,956,654	1,512,355	1,428,519
Total shareholders’ equity	266,949	263,307	261,805
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,223,603	$1,775,662	$1,690,324

Shares outstanding	11,697,766	11,662,603	11,635,531
Book value per share	$22.82	$22.58	$22.50
Tangible book value per share (2)	$16.09	$15.81	$15.70

(1)	Includes $138 thousand of reserves for accrued interest receivable related to loans on deferment at June 30, 2020.
(2)	Non-GAAP measure. See GAAP to non-GAAP Reconciliation.

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First Choice Bancorp and Subsidiary

Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Six Months Ended June 30,
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
	(dollars in thousands, except per share amounts)
INTEREST and DIVIDEND INCOME
Interest and fees on loans	$21,348	$20,780	$21,344	$42,128	$42,260
Interest on investment securities	225	218	215	443	451
Interest on deposits at other financial institutions	92	501	454	593	899
Dividends on FHLB and other stock	179	245	206	424	448
Total interest and dividend income	21,844	21,744	22,219	43,588	44,058
INTEREST EXPENSE
Interest on savings, interest checking and money market accounts	318	1,109	1,254	1,427	2,493
Interest on time deposits	856	995	1,463	1,851	2,468
Interest on borrowings	197	376	484	573	714
Interest on PPP Liquidity Facility	112	—	—	112	—
Interest on senior secured notes	57	91	182	148	355
Total interest expense	1,540	2,571	3,383	4,111	6,030
Net interest income	20,304	19,173	18,836	39,477	38,028
Provision for loan losses (1)	2,100	2,700	550	4,800	900
Net interest income after provision for loan losses	18,204	16,473	18,286	34,677	37,128
NONINTEREST INCOME
Gain on sale of loans	—	377	1,271	377	2,199
Service charges and fees on deposit accounts	447	555	564	1,002	1,104
Net servicing fees	(9)	224	287	215	521
Other income	617	259	200	876	620
Total noninterest income	1,055	1,415	2,322	2,470	4,444
NONINTEREST EXPENSE
Salaries and employee benefits	6,386	7,230	6,857	13,616	13,080
Occupancy and equipment	1,108	1,063	987	2,171	2,416
Professional fees	450	471	426	921	845
Data processing	874	807	639	1,681	1,243
Office, postage and telecommunications	289	258	255	547	527
Deposit insurance and regulatory assessments	198	61	120	259	315
Loan related	226	275	71	501	285
Customer service related	328	372	273	700	750
Amortization of core deposit intangible	193	193	197	386	393
Other expenses	1,048	789	780	1,837	1,451
Total noninterest expense	11,100	11,519	10,605	22,619	21,305
Income before taxes	8,159	6,369	10,003	14,528	20,267
Income taxes	2,429	1,823	3,192	4,252	6,448
Net income	$5,730	$4,546	$6,811	$10,276	$13,819

Net income per share-diluted	$0.49	$0.39	$0.58	$0.88	$1.17
Weighted average shares - diluted	11,606,280	11,632,050	11,675,057	11,619,149	11,741,910

(1)	Includes $138 thousand of reserves for accrued interest receivable related to loans on deferment for the three months and six months ended June 30, 2020.

9

First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$1,738,172	$21,348	4.94%	$1,404,652	$20,780	5.95%	$1,334,188	$21,344	6.42%
Investment securities	42,553	225	2.13%	36,200	218	2.42%	36,337	215	2.37%
Deposits at other financial institutions	186,741	92	0.20%	157,743	501	1.28%	83,183	442	2.13%
Federal funds sold/resale agreements	—	—	—	—	—	—	2,018	12	2.39%
Restricted stock investments and other bank stocks	14,534	179	4.95%	14,524	245	6.78%	13,932	206	5.93%
Total interest-earning assets	1,982,000	21,844	4.43%	1,613,119	21,744	5.42%	1,469,658	22,219	6.06%

Noninterest-earning assets	127,208			114,282			110,082

Total assets	$2,109,208			$1,727,401			$1,579,740

Interest-bearing liabilities:
Interest checking	$251,398	$101	0.16%	$156,407	$262	0.67%	$111,116	$298	1.08%
Money market accounts	298,040	207	0.28%	318,465	798	1.01%	271,067	900	1.33%
Savings accounts	30,104	10	0.13%	28,264	49	0.70%	28,825	56	0.78%
Time deposits	91,051	292	1.29%	117,567	490	1.68%	150,601	674	1.80%
Brokered time deposits	90,349	564	2.51%	92,844	505	2.19%	128,555	789	2.46%
Total interest-bearing deposits	760,942	1,174	0.62%	713,547	2,104	1.19%	690,164	2,717	1.58%
Borrowings	145,440	197	0.54%	92,143	376	1.64%	77,442	484	2.51%
Paycheck Protection Program Liquidity Facility	127,962	112	0.35%	—	—	—%	—	—	—%
Senior secured notes	6,754	57	3.39%	8,022	91	4.56%	12,398	182	5.89%
Total interest-bearing liabilities	1,041,098	1,540	0.59%	813,712	2,571	1.27%	780,004	3,383	1.74%

Noninterest-bearing liabilities:
Demand deposits	783,258			631,809			534,192
Other liabilities	16,684			17,011			13,882
Shareholders’ equity	268,168			264,869			251,662

Total liabilities and shareholders’ equity	$2,109,208			$1,727,401			$1,579,740

Net interest spread		$20,304	3.84%		$19,173	4.15%		$18,836	4.32%
Net interest margin			4.12%			4.78%			5.14%

Total deposits	$1,544,200	$1,174	0.31%	$1,345,356	$2,104	0.63%	$1,224,356	$2,717	0.89%
Total funding sources	$1,824,356	$1,540	0.34%	$1,445,521	$2,571	0.72%	$1,314,196	$3,383	1.03%

(1)	Average loans include net discounts and net deferred loan fees and costs. Interest income on loans includes $1.3 million, $292 thousand and $236 thousand related to the accretion of net deferred loan fees for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019. In addition, interest income includes $421 thousand, $624 thousand and $642 thousand of discount accretion on loans acquired in a business combination, including the interest recognized on the payoff of PCI loans, for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019.

10

First Choice Bancorp and Subsidiary

Average Balance Sheets and Yield Analysis (continued)

	Six Months Ended June 30,
	2020			2019
	Average Balance	Interest Income / Expense	Yield / Cost	Average Balance	Interest Income / Expense	Yield / Cost
	(dollars in thousands)
Interest-earning assets:
Loans (1)	$1,571,412	$42,128	5.39%	$1,307,613	$42,260	6.52%
Investment securities	39,377	443	2.26%	36,714	451	2.48%
Deposits at other financial institutions	172,242	593	0.69%	81,998	869	2.14%
Federal funds sold/resale agreements	—	—	—%	2,506	30	2.41%
FHLB and other bank stock	14,529	424	5.87%	13,912	448	6.49%
Total interest-earning assets	1,797,560	43,588	4.88%	1,442,743	44,058	6.16%

Noninterest-earning assets	120,745			108,915
	$1,918,305			$1,551,658

Interest-bearing liabilities:
Interest checking	$203,903	$363	0.36%	$114,978	$607	1.06%
Money market accounts	308,253	1,005	0.66%	271,521	1,768	1.31%
Savings accounts	29,184	59	0.41%	31,575	118	0.75%
Time deposits	104,309	782	1.51%	160,429	1,404	1.76%
Brokered time deposits	91,596	1,069	2.35%	94,814	1,064	2.26%
Total interest-bearing deposits	737,245	3,278	0.89%	673,317	4,961	1.49%
Borrowings	118,956	573	0.97%	56,897	714	2.53%
Paycheck Protection Program Liquidity Facility	63,816	112	0.35%	—	—	—%
Senior secured notes	7,388	148	4.03%	12,151	355	5.89%
Total interest-bearing liabilities	927,405	4,111	0.89%	742,365	6,030	1.64%

Noninterest-bearing liabilities:
Demand deposits	707,534			547,954
Other liabilities	16,848			11,415
Shareholders’ equity	266,518			249,924

Total liabilities and shareholders’ equity	$1,918,305			$1,551,658

Net interest spread		$39,477	3.99%		$38,028	4.52%
Net interest margin			4.42%			5.32%

Total deposits	$1,444,779	$3,278	0.46%	$1,221,271	$4,961	0.82%
Total funding sources	$1,634,939	$4,111	0.51%	$1,290,319	$6,030	0.94%

(1)	Average loans include net discounts and net deferred loan fees and costs. Interest income on loans includes $1.6 million and $467 thousand related to the accretion of net deferred loan fees for the six months ended June 30, 2020 and June 30, 2019. In addition, interest income includes $1.0 million and $1.6 million of discount accretion on loans acquired in a business combination, including the interest recognized on the payoff of PCI loans, for the six months ended June 30, 2020 and June 30, 2019.

11

First Choice Bancorp and Subsidiary

Loan Composition

	June 30, 2020		March 31, 2020		December 31, 2019
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total
	(dollars in thousands)
Construction and land development	$218,226	11.8%	$233,607	16.2%	$249,504	18.1%
Real estate:
Residential	39,145	2.1%	42,904	3.0%	43,736	3.2%
Commercial real estate - owner occupied	162,508	8.8%	148,517	10.3%	171,595	12.5%
Commercial real estate - non-owner occupied	502,693	27.3%	476,472	33.2%	423,823	30.8%
Commercial and industrial	335,411	18.2%	350,090	24.3%	309,011	22.5%
SBA loans (1)	586,820	31.8%	187,407	13.0%	177,633	12.9%
Consumer	34	—%	450	—%	430	—%
Total loans held for investment, net of discounts	$1,844,837	100.0%	$1,439,447	100.0%	$1,375,732	100.0%
Net deferred loan fees (1)	(13,218)		(1,392)		(1,057)
Total loans held for investment	$1,831,619		$1,438,055		$1,374,675
Allowance for loan losses (2)	(17,822)		(16,218)		(13,522)
Total loans held for investment, net	$1,813,797		$1,421,837		$1,361,153

(1)	Includes PPP loans with total outstanding principal of $400.7 million and net unearned fees of $11.5 million at June 30, 2020.
(2)	Includes $138 thousand of reserves for accrued interest receivable related to loans on deferment at June 30, 2020.

Total loans held for investment

	June 30, 2020	March 31, 2020	December 31, 2019
	(dollars in thousands)
Gross loans held for investment (1)	$1,852,768	$1,448,082	$1,385,142
Unamortized net discounts (2)	(7,931)	(8,635)	(9,410)
Net unamortized deferred origination fees (1)	(13,218)	(1,392)	(1,057)
Total loans held for investment	$1,831,619	$1,438,055	$1,374,675

(1)	Includes PPP loans with total outstanding principal of $400.7 million and net unearned fees of $11.5 million at June 30, 2020.
(2)	Unamortized net discounts include discounts related to the retained portion of SBA loans and net discounts on Non-PCI acquired loans. At June 30, 2020, net discounts related to loans acquired in the PCB acquisition totaled $4.8 million that is expected to be accreted into interest income over a weighted average remaining life of 4.3 years. At March 31, 2020 and December 31, 2019, net discounts related to loans acquired in the PCB acquisition totaled $5.4 million and $6.0 million.

12

Allowance for Loan losses

	For the Three Months Ended			Six Months Ended June 30,
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
	(dollars in thousands)
Balance, beginning of period	$16,218	$13,522	$11,426	$13,522	$11,056
Provision for loan losses	2,100	2,700	550	4,800	900
Charge-offs	(550)	(28)	(122)	(578)	(124)
Recoveries	54	24	199	78	221
Net (charge-offs) recoveries	(496)	(4)	77	(500)	97
Balance, end of period	$17,822	$16,218	$12,053	$17,822	$12,053

Annualized net (charge-offs) recoveries to average loans	(0.11)%	—%	0.02%	(0.06)%	0.01%

Credit Quality (1)

	June 30, 2020	March 31, 2020	December 31, 2019
	(dollars in thousands)
Accruing loans past due 90 days or more	$267	$—	$—
Non-accrual loans	7,999	8,984	11,107
Troubled debt restructurings on non-accrual	150	151	158
Total nonperforming loans	8,416	9,135	11,265
Foreclosed assets	602	—	—
Total nonperforming assets	$9,018	$9,135	$11,265
Troubled debt restructurings - on accrual	$319	$319	$321

Nonperforming loans as a percentage of total loans held for investment	0.46%	0.64%	0.82%
Nonperforming assets as a percentage of total assets	0.41%	0.51%	0.67%
Allowance for loan losses as a percentage of total loans held for investment	0.97%	1.13%	0.98%
Allowance for loan losses as a percentage of total loans held for investment without PPP loans	1.24%	1.13%	0.98%
Allowance for loan losses as a percentage of nonperforming loans	211.76%	177.54%	120.04%
Allowance for loan losses as a percentage of nonperforming assets	197.63%	177.54%	120.04%
Accruing loans held for investment past due 30 - 89 days	$353	$2,306	$1,767

(1)	Excludes purchased credit impaired loans with a carrying value of $1.0 million, $1.1 million and $1.1 million at June 30, 2020, March 31, 2020 and December 31, 2019.

13

GAAP to Non-GAAP Reconciliation

The following tables present a reconciliation of non-GAAP financial measures to GAAP measures for: (1) efficiency ratio, (2) pre-tax pre-provision income, (3) average tangible common equity, (4) return on average tangible common equity, (5) tangible common equity, (6) tangible assets, (7) tangible common equity to tangible asset ratio, and (8) tangible book value per share. We believe the presentation of certain non-GAAP financial measures provides useful information to assess our consolidated financial condition and consolidated results of operations and to assist investors in evaluating our financial results relative to our peers. These non-GAAP financial measures complement our GAAP reporting and are presented below to provide investors and others with information that we use to manage the business each period. Because not all companies use identical calculations, the presentation of these non-GAAP financial measures may not be comparable to other similarly titled measures used by other companies. These non-GAAP measures should be taken together with the corresponding GAAP measures and should not be considered a substitute of the GAAP measures.

	For the Three Months Ended			Six Months Ended June 30,
	June 30, 2020	March 31, 2020	June 30, 2019	2020	2019
	(dollars in thousands)
Efficiency Ratio
Noninterest expense (numerator)	$11,100	$11,519	$10,605	$22,619	$21,305

Net interest income	$20,304	$19,173	$18,836	$39,477	$38,028
Plus: Noninterest income	1,055	1,415	2,322	2,470	4,444
Total net interest income and noninterest income (denominator)	$21,359	$20,588	$21,158	$41,947	$42,472
Efficiency ratio	52.0%	56.0%	50.1%	53.9%	50.2%

Pre-tax pre-provision income
Net interest income	$20,304	$19,173	$18,836	$39,477	$38,028
Noninterest income	1,055	1,415	2,322	2,470	4,444
Total net interest income and noninterest income	21,359	20,588	21,158	41,947	42,472
Less: Noninterest expense	11,100	11,519	10,605	22,619	21,305
Pre-tax pre-provision income	$10,259	$9,069	$10,553	$19,328	$21,167

Return on Average Assets, Equity, Tangible Equity
Net income	$5,730	$4,546	$6,811	$10,276	$13,819

Average assets	$2,109,208	$1,727,401	$1,579,740	$1,918,305	$1,551,658
Average shareholders’ equity	268,168	264,869	251,662	266,518	249,924
Less: Average intangible assets	78,901	79,083	79,731	78,985	79,829
Average tangible common equity	$189,267	$185,786	$171,931	$187,533	$170,095

Return on average assets	1.09%	1.06%	1.73%	1.08%	1.80%
Return on average equity	8.59%	6.90%	10.86%	7.75%	11.15%
Return on average tangible common equity	12.18%	9.84%	15.89%	11.02%	16.38%

	Quarter ended
	June 30, 2020	March 31, 2020	December 31, 2019
	(dollars in thousands, except per share amounts)
Tangible Common Equity Ratio/Tangible Book Value Per Share
Shareholders’ equity	$266,949	$263,307	$261,805
Less: Intangible assets	78,767	78,960	79,153
Tangible common equity	$188,182	$184,347	$182,652

Total assets	$2,223,603	$1,775,662	$1,690,324
Less: Intangible assets	78,767	78,960	79,153
Tangible assets	$2,144,836	$1,696,702	$1,611,171

Equity to assets ratio	12.01%	14.83%	15.49%
Tangible common equity to tangible asset ratio	8.77%	10.87%	11.34%

Shares outstanding	11,697,766	11,662,603	11,635,531
Book value per share	$22.82	$22.58	$22.50
Tangible book value per share	$16.09	$15.81	$15.70

14